EXFO Announces Final Results of Substantial Issuer Bid

QUEBEC CITY, CANADA, February 20, 2015 — EXFO Inc. (NASDAQ: EXFO, TSX: EXF) announced today the final results of its “modified Dutch-auction” type substantial issuer bid (the “Offer”), purchasing for cancellation C$30,000,000 of its subordinate voting shares, which expired at 5 p.m. (EST) on February 13, 2015.

Based on the final reports from CST Trust Company, the depositary for the Offer, EXFO confirmed that it has taken up and accepted for purchase and cancellation, at a price of C$4.60 per share, a total of 6,521,739 out of 6,563,646 subordinate shares validly tendered to the Offer (proration factor of 99.4%) for a total cost of C$30,000,000 (excluding fees and expenses related to the Offer) in accordance with the terms of the Offer.

The number of subordinate voting shares validly tendered to the Offer and the proration factor may be subject to minor adjustments should shareholders who delivered notices of guaranteed delivery fail to deliver certificates for these subordinate voting shares within the required time period.

These 6,521,739 subordinate voting shares represent 22.7% of the company’s subordinate voting shares outstanding as of February 13, 2015. After giving effect to the purchase of the subordinate voting shares, EXFO will have 22,515,790 subordinate voting shares outstanding.

Payment to the depositary for subordinate voting shares validly deposited and taken up by EXFO will be made in cash, without interest, on February 23, 2015. Shares not purchased, including shares invalidly deposited, will be returned promptly to the tendering shareholders.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell EXFO’s subordinate voting shares. The full details of the Offer are described in the Tender Offer Statement (including the Offer to Purchase and Issuer Bid Circular, the related letter of transmittal and all other offer documents filed by EXFO with the United States Securities and Exchange Commission (the “SEC”)), which is available without charge at the SEC’s website at www.sec.gov or by calling EXFO’s Corporate Secretary at (418) 683-0913, Ext. 23704. Offer documents required to be filed in Canada are also available without charge at www.sedar.com. Shareholders are urged to read these materials carefully.

About EXFO
Listed on the NASDAQ and TSX stock exchanges, EXFO is a leading provider of next-generation test, service assurance and end-to-end quality of experience solutions for mobile and fixed network operators and equipment manufacturers in the global telecommunications industry. EXFO’s intelligent solutions with contextually relevant analytics improve end-user quality of experience, enhance network performance and drive operational efficiencies throughout the network and service delivery lifecycle. Key technologies supported include 3G, 4G/LTE, VoLTE, IMS, video, Ethernet/IP, SNMP, OTN, FTTx, xDSL and various optical technologies accounting for more than 38% of the global portable fiber-optic test market. EXFO has a staff of approximately 1600 people in 25 countries, supporting more than 2000 customers worldwide. For more information, visit www.EXFO.com and follow us on the EXFO Blog, Twitter, LinkedIn, Facebook, Google+ and YouTube.

Forward-Looking Statements
This press release contains forward-looking information or statements (“forward-looking statements”). Forward-looking statements are statements other than historical information or statements of current condition. Words such as may, expect, believe, plan, anticipate, intend, could, estimate, continue, or similar expressions or the negative of such expressions are intended to identify forward-looking statements. In addition, any statement that refers to expectations, projections or other characterizations of future events and circumstances are considered forward-looking statements. They are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in forward-looking statements due to various factors including, but not limited to, macroeconomic uncertainty as well as capital spending and network deployment levels in the telecommunications industry (including our ability to quickly adapt cost structures with anticipated levels of business and our ability to manage inventory levels with market demand); future economic, competitive, financial and market conditions; consolidation in the global telecommunications test and service assurance industry and increased competition among vendors; capacity to adapt our future product offering to future technological changes; limited visibility with regards to timing and nature of customer orders; longer sales cycles for complex systems involving customers’ acceptances delaying revenue recognition; fluctuating exchange rates; concentration of sales; timely release and market acceptance of our new products and other upcoming products; our ability to successfully expand international operations; our ability to successfully integrate businesses that we acquire; and the retention of key technical and management personnel. Assumptions relating to the foregoing involve judgments and risks, all of which are difficult or impossible to predict and many of which are beyond our control. Other risk factors that may affect our future performance and operations are detailed in our Annual Report on Form 20-F, and our other filings with the U.S. Securities and Exchange Commission and the Canadian securities commissions. We believe that the expectations reflected in the forward-looking statements are reasonable based on information currently available to us, but we cannot assure you that the expectations will prove to have been correct. Accordingly, you should not place undue reliance on these forward-looking statements. These statements speak only as of the date of this document. Unless required by law or applicable regulations, we undertake no obligation to revise or update any of them to reflect events or circumstances that occur after the date of this document.

For more information
Georgeson Shareholder Communications Canada Inc. Toll free number (North America): 1-866-425-8541 Banks and brokers call collect: 1-212-440-9800	National Bank Financial Inc. Toll free number (Canada): 1-800-361-8838 Toll free number (USA): 1-800-678-7155